      As filed with the Securities and Exchange Commission on May 3, 2002
                                                    Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               -----------------

                           American Land Lease, Inc.
            (Exact name of registrant as specified in its charter)

                               -----------------

                      Delaware                 84-1500244
                   (State or other          (I.R.S. Employer
                   jurisdiction of       Identification Number)
                  incorporation or
                    organization)

                       29399 U.S. Hwy 19 North Suite 320
                           Clearwater, Florida 33761
                                (727) 726-8868
  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                               -----------------

                                Terry Considine
        Chairman of the Board of Directors and Chief Executive Officer
                           American Land Lease, Inc.
                       29399 U.S. Hwy 19 North Suite 320
                           Clearwater, Florida 33761
                                (727) 726-8868
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

                               -----------------

                                   Copy to:
                            Michael V. Gisser, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                            300 South Grand Avenue
                         Los Angeles, California 90071
                                (213) 687-5000

                               -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to distribution or interest reinvestment plans, please check the following box. [X]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                    Proposed     Proposed
                                                     Maximum     Maximum
                                                    Aggregate   Aggregate     Amount of
                                       Amount to Be Price Per Offering Price Registration
   Title of Shares to Be Registered     Registered  Share (1)      (1)           Fee
-----------------------------------------------------------------------------------------
Common Stock, par value $.01 per share  1,000,000    $14.03    $14,030,000      $1,291

================================================================================
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933.
================================================================================

PROSPECTUS

                           AMERICAN LAND LEASE, INC.

                       1,000,000 Shares of Common Stock

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

   Our Dividend Reinvestment and Stock Purchase Plan, or the Plan, provides existing holders of our common stock with a convenient and cost-effective method to purchase shares of our common stock. The Plan permits you to purchase additional shares of our common stock by reinvesting some or all of the cash dividends paid on our outstanding common stock. In addition, under the Plan, you may also make monthly optional cash investments which are subject to a minimum purchase amount of $250 and a maximum quarterly purchase limit of $5,000, unless we approve a greater amount. Each share of our common stock you purchase directly from us under the Plan will be at a price equal to the average of the daily high and low sales prices of our common stock as reported on the New York Stock Exchange during the ten trading days prior to the date of the cash investment, less a possible discount determined by us of up to 5%. If we have elected to satisfy Plan purchases with shares of our common stock purchased on the open market, the price you will pay will be the weighted average price of all shares purchased for all participants in the Plan during that month without any discount.

   This prospectus relates to the offer and sale of up to 1,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

   Our common stock is listed on the New York Stock Exchange under the symbol "ANL." On May 2, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $14.09 per share.

   Highlights of the Plan include:

  . Any beneficial holder of our common stock may elect to participate in the Plan.

  . Up to a 5% discount on shares of our common stock purchased directly from us pursuant to the Plan.

  . No brokerage fees on purchases made in the open market except to the extent they exceed 5%.

  .   Certificate safekeeping in book entry form at no charge to you.

  .   Record keeping and reporting will be provided at no charge to you.

  .   Full or partial dividend reinvestment options.

  .   Optional cash investments.

    An investment in our common stock involves significant risks. See "Risk Factors" beginning on page 3.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 3, 2002.

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
       Special Note Regarding Forward-looking Statements...........   1
       The Company.................................................   2
       Risk Factors................................................   3
       Use of Proceeds.............................................   8
       Description of the Plan.....................................   9
       Federal Income Tax Consequences of Participation in the Plan  19
       Federal Income Tax Considerations of the Company............  20
       Description of Capital Stock................................  35
       Plan of Distribution........................................  36
       Indemnification of Officers and Directors...................  37
       Legal Matters...............................................  37
       Experts.....................................................  37
       Where You Can Find More Information.........................  38

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   In this prospectus and in documents that are incorporated by reference, we have made forward looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets," or similar expressions.

   Our future results could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements.

   The following important factors, along with those discussed elsewhere in this prospectus and in the documents that we incorporate by reference, could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements:

  .   general economic and business conditions;

  .   interest rate changes;

  .   financing and refinancing risks;

  .   risks inherent in owning real estate or debt secured by real estate;

  .   future development rate of home sites;

  .   future rate of home sales at developed sites;

  .   competition;

  . the availability of real estate at prices which meet our investment criteria;

  . our ability to reduce expense levels, implement rent increases and use leverage; and

  . other risks set forth in our Securities and Exchange Commission, or SEC, filings.

                                  THE COMPANY

   We are a Delaware corporation incorporated on May 25, 1999. We have elected to be taxed as a real estate investment trust, or REIT. We are the sole general partner of Asset Investors Operating Partnership, L.P., or the Operating Partnership, through which we conduct substantially all of our business. As of March 31, 2002, we held an approximate 87% interest in the Operating Partnership. The Operating Partnership directly and indirectly owns and operates manufactured home land lease communities, develops manufactured home land lease communities and conducts home sales activities in pursuit of land lease originations in its manufactured home land lease communities.

   In connection with the Plan being offered to stockholders of the Company, the Operating Partnership intends to make an offering to its limited partners which will permit the limited partners to reinvest the distribution to be paid on June 13, 2002 on their partnership units into additional partnership units, subject to specified terms and conditions. This offer to the Operating Partnership's limited partners will be on terms similar to the Plan, including purchase price per unit, availability of optional cash investments and applicable discounts. The Operating Partnership may make similar offers to its limited partners in the future but is not required to do so. The issuance by the Operating Partnership of partnership units will have a dilutive effect on our stockholders.

   Certain of our directors and officers who are limited partners of the Operating Partnership have informed us of their current intention to invest in shares of our common stock pursuant to the Plan and/or in partnership units in the Operating Partnership's offering and in possible subsequent similar offerings by the Operating Partnership coordinated with the Plan in aggregate amounts of at least $1 million and not in excess of $5 million during the twelve month period following the date of this prospectus. Other than the aggregate investment of $1 million by certain of our directors and officers during the twelve month period following the date of this prospectus, no assurance can be given as to whether our directors and officers will participate and to what extent.

   Our principal executive offices are located at 29399 U.S. Hwy 19 North, Suite 320, Clearwater, Florida 33761. Our telephone number is (727) 726-8868.

                                 RISK FACTORS

  Our certificate of incorporation limits the amount of outstanding shares of common stock that our stockholders may purchase or own.

   Our certificate of incorporation limits the amount of outstanding shares of common stock that our stockholders may purchase or own in various ways. First, it limits direct or indirect ownership of our common stock by any single stockholder to 5% of the outstanding shares unless the board of directors grants an exemption to a stockholder. Second, our certificate also prohibits anyone from buying shares if the purchase could adversely affect our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or if five or fewer persons, applying broad attribution rules of the Internal Revenue Code of 1986, as amended, or the Code, own 50% or more of our shares. Third, our certificate limits purchases of our common stock if such purchases would cause us to undergo an ownership change that would limit the availability of our net operating losses. Last, our certificate of incorporation prohibits ownership of our common stock by any person or persons that would cause us to receive income of a nature that would prevent us from satisfying the gross income requirements that apply to REITs. In the event of a violation of the ownership provisions described above, the shares of our stock which caused you to violate the ownership requirements would be automatically transferred to a trust for the benefit of a charitable beneficiary and you will be deemed to never have had an interest in those shares of stock. The trust will sell those shares, within a designated period, at which time you will receive the lesser of the price you paid for the shares or the price received by the trustee upon the sale. If the transfer to the trust should not be effective for any reason, the transaction, such as a purchase of shares, would be treated as void and you, the intended owner, would acquire no rights to those shares.

  Our certificate of incorporation may limit the ability of a third party to acquire control of us.

   The ownership limits in our certificate of incorporation discussed above may have the effect of precluding the acquisition of control of us by a third party without the consent of our board of directors. In addition, our certificate of incorporation authorizes the board of directors to issue up to 1,000,000 shares of preferred stock. Under our certificate of incorporation, the board of directors has the authority to classify, reclassify and issue shares of preferred stock, including the determination of the preferences, rights, powers and restrictions of the preferred stock. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change of control were in our stockholders' best interests.

  There are numerous risks associated with our acquisition activities.

   The selective acquisition of manufactured home communities is one component of our growth strategy. However, we may be unable to identify suitable manufactured home communities for acquisition or complete transactions in the future. In addition, the acquisition of manufactured home communities is subject to the risks that:

  . we may be unable to obtain acquisition financing on satisfactory terms or at all, in which case we may be unable to sufficiently leverage our capital to achieve our desired results of operations;

  . once acquired, these manufactured home communities may not perform as projected, and we may be unable to realize projected occupancy and rental rates, in which case these acquisitions may adversely affect our cash flow, net income and funds from operations;

  . we may assume liabilities in connection with these manufactured home communities for which adequate indemnification from the seller or our insurance carriers may not be available; and

  . we may be unable to successfully integrate the personnel and operations of the acquired business, in which case we may be unable to effectively operate the manufactured home communities, which may, in turn, adversely affect our returns.

  There are numerous risks associated with our development activities.

   The development and expansion of manufactured home communities is one component of our growth strategy. When we develop or expand properties, we are subject to the risks that:

  .   costs may exceed original estimates;

  . we may be unable to obtain construction financing on satisfactory terms or at all, in which case we may be unable to develop or expand our properties to achieve our growth objectives;

  . construction and lease-up may not be completed on schedule, which may adversely affect our cash flow, net income and funds from operations; and

  . we may experience difficulties or delays in obtaining necessary zoning, land-use, building, occupancy or other governmental permits and authorizations, which may adversely affect our desired growth rate, cash flow, net income and funds from operations.

  Our debt service obligations may leave us with insufficient cash resources to meet our other working capital and distribution needs.

   Our strategy is generally to incur debt to increase the return on our equity. Our organizational documents do not limit the amount of debt that we may be incur. As part of our strategy, we most often utilize long-term, fixed-rate, fully amortizing debt. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness will not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing the debt with a resulting loss of income and asset value to us.

  Increases in interest rates may increase our interest expense.

   From time to time, we may incur debt that is subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions. At March 31, 2002, 15% of our aggregate debt was subject to variable rates. The base rate for our variable rate debt is primarily a function of the lender's prime rate of interest plus, in some cases, a spread above the prime rate or based upon the 30-day London Interbank Offered Rate.

  Our real estate investments are subject to numerous risks that are beyond our control.

   Our ability to make payments to our investors depends on our ability to generate cash from operations in excess of required debt payments and capital expenditures. Our cash from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including the following material risks:

  .   the general economic climate;

  .   competition from other housing alternatives;

  . local conditions, such as increases in unemployment, oversupply of housing or a reduction in demand, that might adversely affect occupancy or rental rates;

  . increases in operating costs, including real estate taxes, due to inflation and other factors, which may not necessarily be offset by increased rents;

  . changes in governmental regulations and the related costs of compliance;

  . changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

  . changes in the interest rate levels and the availability of retail financing used by our tenants to acquire the homes situated on land we lease;

  .   changes in interest rate levels and the availability of financing; and

  .   the relative illiquidity of real estate investments/.  /

  Our properties may be subject to environmental liabilities.

   Various federal, state and local laws subject property owners or operators to liability for the costs of removal or rededication of hazardous substances released on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated manufactured home communities and our ability to sell, rent or borrow against contaminated properties. In addition to the costs associated with investigation and re-dedication actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.

   Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or rededication of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

  Laws benefiting disabled persons may result in unanticipated expenses.

   A number of federal, state and local laws exist to ensure that disabled persons have reasonable access to public buildings. For example, the Americans with Disabilities Act of 1990 requires that all places of public accommodation meet federal requirements related to access and use by disabled persons. Common areas on our properties that are used by our tenants on the property, such as clubhouses, are subject to the Americans with Disabilities Act. Likewise, the Fair Housing Amendments Act of 1988 requires that apartment properties first occupied after March 13, 1990, be accessible to the handicapped. These laws may require modifications to our properties or restrict renovations of our properties. Failure to comply with these laws could result in the imposition of fines, an award of damages to private litigants and/or an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, incurrence of unanticipated expenses to comply with laws requiring equal access to the disabled may adversely affect our financial condition.

  Our properties may become subject to rent control and other legislation affecting rents which could decrease our revenues.

   We presently expect to maintain manufactured home communities, and may purchase additional properties, in markets that are either subject to rent control laws or in which such legislation may be enacted. Enactment of rent control laws has been considered from time to time in jurisdictions in which we operate and are currently in effect at one property that we own, located in New Jersey. State and local laws might limit our ability to increase rents on some of our properties, and thereby, limit our ability to recover increases in operating expenses and the costs of capital improvements.

  Our directors and executive officers have substantial influence on us and may use this influence in ways that are not consistent with the interests of other stockholders.

   As of March 19, 2002, our executive officers and directors held in the aggregate approximately 18% of our common stock, assuming that all the units of the Operating Partnership that they own are exchanged for common stock. Furthermore, as of March 31, 2002, they could acquire an additional approximately 17% assuming all stock options they have been granted are exercised. Accordingly, these persons have substantial influence on us in ways that might not be consistent with the interests of other stockholders. These persons may also have significant influence and control over the outcome of any matters submitted to our stockholders for approval. Although there is no current agreement, understanding or arrangement for these stockholders to act together on any matter, these stockholders could be in a position to exercise significant influence over our affairs if they were to act together in the future.

  Our board of directors may unilaterally implement changes in our investment and financing policies that may not fully serve the interests of all stockholders.

   Our investment and financing policies, and our policies with respect to other activities, including growth, debt, capitalization, REIT status and operating policies, are determined by the board of directors. Although the board of directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the board of directors without notice to stockholders or a vote of our stockholders. Accordingly, stockholders have no control over changes in our policies and changes in our policies may not fully serve the interests of all stockholders.

  The loss of key executive officers could have an adverse effect on us.

   We are dependent on the efforts of our Chairman and Chief Executive Officer, Terry Considine, our Vice Chairman, Thomas L. Rhodes, and our President and Chief Operating Officer, Robert G. Blatz. The loss of their services could have an adverse effect on our operations. We do not currently have employment agreements with, or maintain or contemplate obtaining any "key man" life insurance on, our executive officers.

   Neither Mr. Considine nor Mr. Rhodes devotes his full time to our business. Both are employed, and have business interests, outside of our business. Mr. Blatz devotes substantially all of his time to our business.

  If we fail to qualify as a REIT, we would be subject to tax at corporate rates and we would not be able to deduct distributions to our stockholders for tax purposes.

   Adverse consequences of failure to qualify as a REIT. Although we believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes, the rules regarding REIT qualification are highly technical and complex, and no assurance can be given that the Internal Revenue Service, or IRS, will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. In addition, our ability to qualify depends in part upon the actions of third parties over which we have no control, or only limited influence. For instance, our REIT qualification depends upon the conduct of entities with which we have, or may have in the future, a direct or indirect relationship as lender, lessor, or holder of a non-controlling equity interest.

   If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. Unless we were entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. However, if we lose our REIT qualification, we expect that our net operating loss that expires between 2007 and 2009 would be available to reduce the amount of income that would otherwise be taxable.

   Possible legislative or other acts affecting REITs could have an adverse effect on us. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law could adversely affect our investors. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our investors will be changed.

   Even if we qualify as a REIT, other tax liabilities could negatively affect us. Even if we qualify as a REIT, we and our subsidiaries may be subject to Federal, state and local taxes on income, capitalization and property that could reduce operating cash flow.

   If we experience an ownership change our use of net operating losses would be limited. We have a net operating loss carryover of approximately $65 million which is scheduled to expire between 2007 and 2009. Under the Code, if a corporation experiences an "ownership change," the aggregate amount of net operating losses available to offset otherwise taxable income is generally limited each year to an amount equal to the value of the corporation's stock at the time of the ownership change multiplied by the long-term tax-exempt rate. In general, an ownership change occurs if one or more large stockholders increase their aggregate percentage interest in us by more than 50 percentage points over a three-year period. It is possible that transactions over which we do not have control could cause an ownership change, and result in a limitation on our ability to utilize our net operating losses.

  Our distribution requirements may have the effect of reducing our available cash.

   As a REIT, we are subject to annual distribution requirements which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "Federal Income Tax Considerations of the Company--Taxation of the Company--Taxations of REITs in General--Annual Distribution Requirements."

  Potential losses may be uninsured.

   We maintain comprehensive liability, fire, flood, where appropriate, extended coverage, and rental loss insurance with respect to the properties that we own with policy specifications, limits, and deductibles customarily carried for similar properties. Some types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war or terrorism. In the event that one of our communities is subject to a casualty that results in our tenant's home being destroyed, insurance proceeds may not be sufficient to replace the rental income lost from the expiration of the tenant's lease term until such time as we are able to originate a new ground lease through our home sales operation. Because we have a diversified portfolio of manufactured home communities that we believe presents a target of lower interest relative to alternative targets, and because of our inability to obtain such specialized coverage at rates that correspond to the perceived level of risk, we may elect not to purchase insurance for losses caused by acts of terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from affected properties that we own.

  An increase in prevailing interest rates or an increase in dividends on comparable REIT securities could adversely affect the price of our common stock.

   One of the factors that may influence the market price of our common stock is annual distributions per share. An increase in prevailing interest rates or an increase in distributions on comparable REIT securities may adversely affect the market price of our common stock unless we increase the distributions on the shares of our common stock.

                                USE OF PROCEEDS

   We will receive the net proceeds from any sale of our common stock purchased directly from us by Wells Fargo Bank Minnesota, N.A. as Administrator under the Plan. We must contribute the net proceeds from any issuance of our common stock to the Operating Partnership in exchange for partnership units in the Operating Partnership. The Operating Partnership intends to use the net proceeds of the offering for general partnership purposes, including, without limitation, working capital, capital expenditures, investments in or loans to subsidiaries, the repayment or refinancing of debt, possible future acquisitions or the satisfaction of other obligations. The net proceeds may be temporarily invested prior to being used as described in this section. The precise amounts and timing of the application of net proceeds will depend upon the funding requirements of the Operating Partnership and its subsidiaries and the availability of other funds.

   We will not receive any proceeds from purchases of common stock by the Administrator in the open market or in negotiated transactions with third parties.

                            DESCRIPTION OF THE PLAN

   The following questions and answers describe the provisions of the Plan. Those stockholders who are not participants in the Plan will continue to receive cash distributions if and when authorized and declared by our board of directors.

1.  How do I enroll?

   If your shares of common stock are registered in your own name(s), then you must complete and sign the authorization form to participate in the Plan. Stockholders whose shares are registered in a name other than their own (e.g., in the name of a broker or bank nominee) must verify for themselves the extent to which their broker or nominee is able to provide the services and features of the Plan directly to them. All communications regarding the Plan by these stockholders must be made directly to their broker or nominee.

2.  What is the purpose of the Plan?

   The purpose of the Plan is to provide our stockholders with a convenient and cost effective method to automatically reinvest their cash dividends in shares of our common stock. It also provides current stockholders with a way to purchase our common stock directly from us, possibly at a discount. The Plan is intended to benefit long term investors who want to increase their investment in our common stock.

3.  What are the advantages of participating in the Plan?

  . The Plan provides participants with the opportunity to purchase additional shares of common stock, if desired, by automatically reinvesting all or a portion of their cash dividends on our common stock in the Plan.

  . In addition to the reinvestment of dividends, the Plan provides our current stockholders with the opportunity to make monthly investments in our common stock through optional cash investments, subject to a minimum and maximum amount for those cash investments. You may make optional cash investments by check, money order, or electronic funds transfer from a pre-designated bank account. You may make optional cash investments occasionally or at regular intervals. Participants may make optional cash investments even if dividends on their shares of our common stock are not being reinvested.

  . Shares purchased directly from us through dividend reinvestment or cash investments under the Plan will be issued without a sales commission at a possible discount determined by us of up to 5% per share. Participants may contact the Administrator at (800) 468-9716 on or after three business days prior to the record date for dividend reinvestments, on or after three business days prior to the commencement of the pricing period for optional cash investments not exceeding $5,000 per calendar quarter, or on or after two business days prior to the commencement of the pricing period for optional cash investments approved by us in excess of $5,000 per calendar quarter, to learn the applicable discount if we have determined to issue shares to satisfy Plan purchases. If we should elect that the shares of our common stock to be purchased under the Plan are to be purchased in the open market instead of directly from us, we will pay any brokerage fees or commissions on those purchases up to 5% of the purchase price of the shares of our common stock. Any commissions in excess of 5% will be paid by the participants on a pro rata basis. The discount will not apply to open market purchases or to privately negotiated purchases of our common stock.

  . Funds invested in the Plan are fully invested through the purchase of whole shares, as well as fractional shares, and proportionate cash dividends on fractional shares are used to purchase additional shares.

  . Participants may direct the Administrator to transfer, at any time and at no cost to the participant, all or a portion of the participant's shares in the Plan to a Plan account for another person.

  . The Plan offers a "share safekeeping" service at no cost to participants, through which participants may deposit their common stock certificates with the Administrator and have their ownership of common stock maintained on the Administrator's records as part of their Plan account.

  . Participants will receive statements containing year-to-date information on all Plan transactions in a participant's account within a reasonable time after a transaction occurs, designed to simplify the participant's record keeping.

4.  What are the disadvantages of participating in the Plan?

  . Participants will generally be treated for Federal income tax purposes as having received a distribution equal to the market value of the shares of our common stock credited to the accounts of the participants on the dividend payment date or optional purchase investment date, as the case may be plus any brokerage fees paid on behalf of the participants; that distribution may give rise to a tax liability without providing participants with immediate cash to pay this tax when it becomes due. See "Federal Income Tax Consequences of Participation in the Plan."

  . No interest will be paid by us or the Administrator on dividends or funds for cash investments held pending reinvestment or investment or to be returned to the participant.

  . Participants will have limited control regarding the precise timing of optional cash investments and sales under the Plan. Because optional cash investments under the Plan will be made no earlier than ten trading days following receipt of an investment instruction, and because sales under the Plan will be effected by the Administrator only as soon as practicable after its receipt of instructions, participants may be unable to achieve the same level of control over purchase and sale timing that they might have for investments made outside the Plan. The market price of the shares of our common stock may fluctuate between the time of receipt of a participant's instruction with respect to an optional cash investment or sale and the time at which the shares of our common stock are purchased or sold.

  . A participant's investment in the shares of our common stock held in a participant's account is no different than an investment in directly held shares of common stock. A participant bears the risk of loss and the benefits of gain from market price changes for all of a participant's shares of common stock. Neither we nor the Administrator can guarantee that shares of our common stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

  . We may, in our sole discretion, and without prior notice to participants, change our determination as to whether shares of our common stock will be purchased by the Administrator directly from us or through open market or privately negotiated purchases. No discount will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases for investment periods with respect to which a discount has not been made available to participants. We may, without prior notice to participants, lower or eliminate the discount rate on shares to be purchased directly from us for future investment periods. As a result, participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan.

  . While the Plan allows us to establish a discount from the market price for investments in shares under the Plan, there can be no assurance that the market price, as so discounted, will not be equal to or greater than the purchase price of the shares on the relevant date of investment of the funds. In no case will the discount be greater than 5% of the price of our common stock on the applicable investment date.

5.  Who is the Plan's Administrator?

   The Plan is being administered by Wells Fargo Bank Minnesota, N.A.

6.  What are the responsibilities of the Administrator or us under the Plan?

   The Administrator keeps records, sends statements of account to each participant and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Administrator also acts as the dividend disbursing agent, transfer agent and registrar for our common stock. The Administrator has had no responsibility with respect to the preparation or contents of this prospectus.

   Neither we nor the Administrator, in administering the Plan shall be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability: (1) arising from failure to terminate any participant's account upon a participant's death prior to receipt of notice in writing of a participant's death, (2) with respect to the prices at which shares of our common stock are purchased or sold for the participant's account and the times purchases or sales are made, or (3) with respect to any loss or fluctuation in the market value of our common stock.

   All notices from the Administrator to a participant will be mailed to the participant's last address of record, which will satisfy the Administrator's responsibility to give notice.

   You should recognize that we cannot assure a profit or protect against a loss in value of the shares of our common stock you purchase under the Plan.

7.  What investment options are available?

   You can purchase shares of our common stock through the following investment options:

   Full Dividend Reinvestment. The Administrator will reinvest in additional shares of our common stock all cash dividends paid on all shares of common stock then or subsequently registered in your name and/or held in your Plan account. Participants electing this option may also make optional cash investments in shares of our common stock and any dividends paid on such shares will be reinvested in additional shares.

   Partial Dividend Reinvestment. You must specify on the authorization form the percentage (from 10% to 90%, in increments of 10%) of the total number of shares of common stock then or subsequently registered in your name and/or held in your Plan account for which dividends you wish to be reinvested. Participants electing this option may also make optional cash investments in shares of our common stock. The Administrator will reinvest in additional shares of our common stock all cash dividends paid on only the specified percentage of common shares. For the percentage of shares of common stock that are not subject to reinvestment, you will receive, by check or direct deposit, any cash dividends on those shares.

   Cash Payments Only. The Administrator will apply optional cash investments received from you towards the purchase of shares of our common stock. The optional cash investments are subject to a minimum purchase amount of $250 and a maximum quarterly purchase limit of $5,000, or such greater amount as we may approve from time to time at our sole discretion. See Question 18. You will continue to receive, by check or direct deposit, any cash dividends on shares of common stock then or subsequently registered in your name and/or held in your Plan account.

8.  Who is eligible to participate?

   You may participate in the Plan if: (1) you are a "registered holder"; that is, your shares are registered in your name on our stock transfer books or (2) you are a "beneficial owner"; that is, your shares are registered in a name other than your name (for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf.

   Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares. We reserve the right, in our sole discretion, to exclude from participation in the Plan anyone who utilizes the Plan to engage in short-term trading activities which cause aberrations in the trading volume of our shares or otherwise fails to meet the requirements listed below under Question 9.

   Persons who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan.

9.  Who may not be eligible to participate in the Plan?

   Stockholders who are not citizens or residents of the United States for Federal income tax purposes, and stockholders owning, actually or constructively (taking into account the constructive ownership provisions applicable to REITs in the Code and taking into account shares of our common stock acquired pursuant to the Plan or otherwise), our common stock in an amount equal to or greater than 5% of the outstanding common stock will not be eligible to participate in the Plan. To the extent consistent with Sections 856 through 860 of the Code, and in accordance with the provisions of our certificate of incorporation, our board of directors may waive the 5% ownership limit for, and at the request of, prospective purchasers to allow participation in the Plan, except insofar as the board of directors has already waived such ownership limit. There can be no assurance that our board of directors would grant such an approval.

   The Plan is intended for the benefit of our investors and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per calendar quarter maximum without seeking our advance approval or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our common stock. Notwithstanding anything in the Plan to the contrary, we reserve the right to exclude from participation in the Plan, at any time, (1) persons or entities who attempt to circumvent the Plan's $5,000 per calendar quarter maximum by accumulating accounts over which they have control, or (2) any other persons or entities, as determined in our sole discretion.

   For purposes of this limitation, we reserve the right to aggregate all cash investments for participants with more than one account using the same name, address or social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, participation may be limited by us to only one participant's account. Also for the purpose of such limitations, all participant's accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event we exercise our right to aggregate investments and the result would be an investment in excess of $5,000 without our waiver, we will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

10.  What does the authorization form provide?

   The authorization form appoints the Administrator as your agent for purposes of the Plan. The authorization form offers three investment options: (1) full dividend reinvestment, (2) partial dividend reinvestment, and (3) cash payments only, as more fully described in Question 7. Each participant must select one of the above three options. A participant who elects either the full dividend reinvestment option or the partial dividend reinvestment option may, at the participant's discretion, also make monthly optional cash investments pursuant to such option. Under each dividend reinvestment option, dividends will be reinvested on all participating shares and on all shares held in the Plan account until a participant specifies otherwise by contacting the Administrator, or withdraws from the Plan altogether, or until the Plan is terminated. If a participant would prefer to receive cash payments of dividends on Plan shares rather than reinvest those dividends, those shares must be withdrawn from the Plan by written notification to the Administrator. Participants may change their investment options at any time by requesting a new authorization form and returning it to the Administrator.

11.  When will participation in the Plan begin?

   Participation in the Plan will begin upon receipt of a properly completed authorization form (and, in cases of cash investments exceeding $5,000, receipt and approval by us of a properly completed request for wavier of the $5,000 per calendar quarter limit on optional cash investments). The funds for a cash purchase may be submitted with the initial authorization form. Once an authorization form has been submitted, it will not be necessary to submit an additional authorization form and cash investments may be made monthly or periodically at the election of the participant. See Questions 14-17 for more details on dividend reinvestments and cash investments.

   With respect to the dividend reinvestment portion of the Plan, the authorization form must be received by the Administrator no later than the record date established for a particular dividend in order for a stockholder to be eligible for reinvestment of those dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the dividend reinvestment date following the next record date. With respect to optional cash investments in amounts less than the $5,000 quarterly maximum, the Administrator must receive the authorization form and available funds at least one business day prior to the commencement of the ten trading day period prior to the date scheduled for investment of the funds contributed for optional cash investments for that month in order for a participant's cash purchase to be invested on the related date of investment of the funds contributed for optional cash investments, otherwise, such authorization will be effective as of, and the funds will be invested on, the date of investment of the funds contributed for optional cash investments for the next month. In addition, with respect to cash investments in amount greater than the $5,000 quarterly maximum, we must receive a request for waiver at least four business days prior to the commencement of the ten trading day period prior to the date scheduled for investment of the funds contributed for cash investments for that month. If the authorization form is received in the period between any record date and dividend payment dates that dividend will be paid in cash and your initial dividend reinvestment will begin on the next dividend reinvestment date. The period encompassing the first ten trading days immediately preceding the applicable investment date is referred to as the relevant "pricing period." A trading day means a day on which trades in shares of our common stock are reported on the New York Stock Exchange.

12.  Can I change my investment options?

   Yes. Participants may change their investment options at any time by requesting an authorization form and returning it to the Administrator. Any change will apply to the next dividend payment provided that the Administrator receives the authorization form no later than the record date established for a particular dividend.

13.  How are the shares purchased for the Plan?

   We will pay to the Administrator all dividends for shares of common stock owned by participants. At our direction, the Administrator will then apply the funds, together with any optional cash investments received from participants, towards the purchase of our common stock, either directly from us or in the open market or privately negotiated purchases. The price of the shares purchased by the Administrator directly from us will be subject to discount as described in Question 15 below.

14.  When will dividends be reinvested?

   Dividends on shares in the Plan will be reinvested generally on or within thirty (30) days after such dividends are paid except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, we expect to reinvest dividends on the date such dividends are paid.

15.  At what price will dividends be reinvested?

   Shares Acquired Directly From Us. Each share of our common stock you purchase directly from us under the Plan with reinvested dividends will be at a price equal to the average of the daily high and low sales prices, computed up to four decimal places, if necessary, of our common stock as reported on the New York Stock Exchange during the applicable pricing period, less a possible discount determined by us of up to 5%. However, in no case will the discount be greater than 5% of the price of our common stock on the applicable investment date.

   The discount is subject to change by us for future investment periods, or complete discontinuance at our discretion, without prior notice to the participants in light of current market conditions, the level of participation in the Plan or our current and projected capital needs. Participants may contact the Administrator at (800) 468-9716 on or after three business days prior to the record date to learn the applicable discount if we have determined to issue shares to satisfy Plan purchases. The discount will only be in effect for purchases of shares of our common stock directly from us; the discount will not be applied to purchases in the open market or in privately negotiated transactions for investment periods with respect to which a discount has not been made to participants.

   Shares Acquired On the Open Market. If we have elected to satisfy Plan purchases with shares of our common stock purchased on the open market or in privately negotiated transactions, the price you will pay will be the weighted average price, computed up to four decimal places, if necessary, of all shares purchased for all participants in the Plan during that month without any discount. The Administrator will pay the brokerage commissions at prevailing rates. Such commissions will be reimbursed by us, but in no event shall we be obligated to pay commissions in excess of 5% of the purchase price of the shares of our common stock. Any commissions in excess of 5% will be paid by the participants on a pro rata basis. Such open market purchases may be made, at the Administrator's option, on any securities exchange where the shares of our common stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on terms as to price, delivery, and otherwise as the Administrator may determine. Shares acquired in negotiated purchases may be made at prices greater or less than the prices that could have been obtained on the open market.

16.  When will optional cash investments be made?

   The date for optional cash investments will generally occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month.

17.  At what price are optional cash investments made?

   Shares Acquired Directly From Us. Each share of our common stock you purchase directly from us under the Plan with optional cash investments not exceeding $5,000 per calendar quarter will be at a price equal to the average of the daily high and low sales prices, computed up to four decimal places, if necessary, of our common stock as reported on the New York Stock Exchange during the applicable pricing period, less a possible discount determined by us of up to 5%. However, in no case will the discount be greater than 5% of the price of our common stock on the applicable investment date.

   The discount is subject to change for future investment periods, or complete discontinuance at our discretion, without prior notice to the participants after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. Participants may contact the Administrator at (800) 468-9716 on or after three business days prior to the first day of the applicable pricing period for optional cash investments not exceeding $5,000 per calendar quarter, or on or after two business days prior to the commencement of the pricing period for optional cash investments approved by us in excess of $5,000 per calendar quarter, to learn the applicable discount if we have determined to issue shares to satisfy Plan purchases. The discount will only be in effect for purchases of shares of our common stock directly from us; the discount will not be applied to purchases in the open market or in privately negotiated transactions for investment periods with respect to which a discount has not been made to participants.

   Shares Acquired On the Open Market. If we have elected to satisfy Plan purchases with shares of our common stock purchased on the open market or in privately negotiated transactions, the price you will pay will be the weighted average price, computed up to four decimal places, if necessary, of all shares purchased for all participants in the Plan during that month without any discount. The Administrator will pay the brokerage commissions at prevailing rates. Such commissions will be reimbursed by us, but in no event shall we be obligated to pay commissions in excess of 5% of the purchase price of the shares of our common stock. Any commissions in excess of 5% will be paid by the participants on a pro rata basis. Such open market purchases may be made, at the Administrator's option, on any securities exchange where the shares of our common stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on terms as to price, delivery, and otherwise as the Administrator may determine. Shares acquired in negotiated purchases may be made at prices greater or less than the prices that could have been obtained on the open market.

18.  What limitations apply to optional cash investments?

   Minimum/Maximum Limits. Optional cash investments are subject to a $250 minimum investment amount and we reserve the right to refuse to accept any optional cash investment of more than $5,000 per calendar quarter from any person or related or associated group of persons. The amount of any optional cash investment which exceeds the $5,000 per calendar quarter purchase limit, unless we have waived the limit, are subject to return to you without interest.

   Request for Waiver. Optional cash investments in excess of $5,000 per calendar quarter may only be made pursuant to a written request for waiver accepted by us. A request for waiver must be received by us at our corporate address no later than 2:00 p.m., New York City time, on the fourth business day preceding the first day of the applicable pricing period for the optional cash investment. Request for waiver forms may be obtained from the Administrator by telephone at (800) 468-9716.

   Waiver Discount. We may establish a discount different than the prevailing discount for optional cash investments, ranging from 0% to 5% applicable to shares purchased from us for cash exceeding $5,000 per calendar quarter and approved by us pursuant to a request for waiver. Participants may contact the Administrator at (800) 468-9716 on or after two business days prior to the first day of the relevant pricing period to learn the applicable discount if we have determined to issue shares to satisfy Plan purchases.

   It is solely within our discretion as to whether any approval for cash investments in excess of $5,000 per calendar quarter will be granted. In deciding whether to approve a request for waiver, we will consider factors determined by us to be relevant including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from us or acquiring shares from third parties in the open market or in privately negotiated transactions; our need for additional funds; the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds; the purchase price likely to apply to any sale of our common stock under the Plan; the participant submitting the request; the extent and nature of the participant's prior participation in the Plan; the number of shares of our common stock held by the participant and the aggregate amount of cash investments for which requests for waiver have been submitted by all participants. If requests are submitted for any date of investment of the funds contributed for cash investments for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine in our sole discretion to be appropriate. We anticipate that we will respond to each request for waiver by the close of business (7:00 p.m., New York City time) on the second business day preceding the first day of the relevant pricing period. Any request for waiver accepted by us will be subject to all the terms and conditions otherwise applicable to cash investments, except those terms and conditions expressly changed by the waiver.

   We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders or beneficial owners of shares of our common stock in order to deter or eliminate practices which are not consistent with the purposes of the Plan.

19.  What is the timing of and how are cash investments made?

   Each month the Administrator will apply a cash purchase for which available funds are timely received to the purchase of shares of our common stock for the account of the participant on the next investment date for funds contributed for cash investments. In order for funds to be invested on the investment date for funds contributed for cash investments, the Administrator must have received the following in a timely fashion: (1) the authorization form (if the person is not yet enrolled as a participant) at least one business day before the commencement of the next pricing period; (2) a request for waiver executed by the Company (if applicable) no later than 2:00 p.m., New York City time, two business days before the commencement of the next pricing period; and (3) a check or money order no later than one business day prior to the commencement of the next pricing period (unless funds are being transmitted by electronic funds transfer as provided below), or the cash purchase due date, although we may, within our sole discretion, accept funds after the cash purchase due date in cases of unanticipated delay or inadvertence by the participant. Such check, money order or electronic funds transfer must have cleared before the related date of investment of the funds contributed for cash investments. The Administrator will apply optional cash investments that it receives after one business day prior to the commencement of the pricing period for the following optional cash investment date towards the next optional cash investment date thereafter.

   Instructions for Checks or Money Orders. Checks and money orders are accepted subject to timely collection as available funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Wells Fargo Bank Minnesota, N.A.--American Land Lease, Inc." Checks must be drawn on a U.S. bank payable in U.S. funds or they will be returned to the participant. In addition, the Administrator will not accept third party checks and it will return them to the participant. Checks returned for any reason will not be resubmitted for collection. Participants will be charged the Administrator's prevailing fees for dishonored checks and failed electronic fund transfers due to insufficient funds.

   Instructions for Electronic Funds Transfers.   In addition to making
optional cash investments by check or money order, participants may authorize automatic monthly electronic funds transfers from designated bank accounts. Specific instructions for electronic funds transfers can be obtained by telephoning the Administrator at (800) 468-9716. Participants' bank accounts are debited on the twentieth day of each month or, if the twentieth day of the month is not a business day, the business day next following the twentieth day of the month. Participants do not receive any confirmation of the transfer of funds other than as reflected in their monthly Plan account statements and in their bank account statements. To authorize electronic funds transfers, complete and sign the Automatic Cash Withdrawal and Investment Card, which can be obtained by telephoning the Administrator at (800) 468-9716, and return it to the Administrator together with a voided blank check or deposit slip for the account from which funds are to be transferred. Your automatic funds transfers will begin as soon as practicable after the Administrator receives the Automatic Cash Withdrawal and Investment Card. You may change the amount of your monthly transfer or terminate your monthly transfer altogether by contacting the Administrator in writing. To be effective with respect to a particular investment date, your change or termination request must be received by the Administrator by the fourth day of the month.

   Upon a participant's written request received by the Administrator no later than two business days prior to the first day of the relevant pricing period, a timely optional cash investment not already invested under the Plan will be canceled or returned to the Participant as soon as practicable. In making purchases for the participant's account, the Administrator may commingle the participant's funds with those of other participants in the Plan.

   No interest will be paid on funds held by the Administrator pending investment or return to the participant. Funds for cash investments do not constitute deposits or savings accounts and are not insured by any governmental agency or instrumentality.

20.  Does the Administrator hold my shares in an account?

   Yes, the Administrator will establish an account under the Plan for each participant and will credit to the participant's account cash received by the Administrator for the participant from cash dividends paid on the shares of our common stock, including those full and fractional shares of our common stock (computed to three decimal places) acquired under the Plan, and all optional cash investments for cash investments received by the Administrator from the participant.

21.  What statements will be sent to participants in the Plan?

   As soon as practicable following each purchase of our common stock for your account, the Administrator will mail to you a statement of account showing amounts invested, the purchase price, the number of shares purchased, and other information for the year to date. Each participant will receive a Form 1099 showing income reportable for Federal income tax purposes following the final purchase in each calendar year. These statements are your record of the cost of your purchases and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of shares. Account statements should be retained by you for your records.

22.  Will I receive certificates for common stock purchased under the Plan?

   Common stock purchased under the Plan for your account will be registered in the name of a nominee and certificates for shares will not be issued to you until requested. The total number of shares credited to your account will be shown on each account statement. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates. Certificates for any number of whole shares credited to your account will be issued to you at any time upon written request to the Administrator using the transaction request form attached to the bottom portion of your account statement.

   If the written request to the Administrator is for certificates to be issued for all shares credited to your account, any fractional share will be paid in cash. Certificates for fractions of shares will not be issued under any circumstances.

23.  May shares in my Plan account be assigned or pledged?

   No. You must first request that certificates for shares credited to your Plan account be issued to you before you can assign or pledge such shares.

24.  Can I vote shares in my Plan account?

   Yes. You will receive a proxy for the total number of shares held, both the shares for which you hold certificates and those credited to your Plan account. The total number of shares held may also be voted in person at a meeting.

25. What happens if we issue a stock dividend, declare a stock split or have a rights offering?

   Any stock dividends or stock splits distributed by us on shares of our common stock held by the Administrator for the participant will be credited to the participant's account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, the participant will receive appropriate instructions in connection with all rights directly from the Administrator in order to permit a participant to determine what action he or she desires to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

26.  Is there a cost to participate in the Plan?

   We will pay all administrative costs of the Plan. Participants will generally pay no brokerage commissions, fees, expenses or service charges under the Plan in connection with purchases under the Plan; provided, however, a beneficial owner may be required to pay a fee to a broker, bank or other nominee participating on behalf of a beneficial owner.

   If we elect that the shares of common stock to be purchased under the Plan are to be purchased in the open market instead of directly from us, we will pay any brokerage fees or commissions on such purchases up to 5% of the purchase price of the shares of common stock. Any commissions in excess of 5% will be paid by the participants on a pro rata basis.

   When shares of common stock are sold by the Administrator for a participant, the participant will be responsible for any commissions, fees, expenses, service charges or other expenses incurred pursuant to the sale of those shares of common stock. No service fees will be charged to participants making optional cash investments through electronic fund transfers. However, the financial institution designated by a participant on the authorization form may charge a fee for participating in the electronic fund transfer. Participants will be charged the Administrator's prevailing fees for dishonored checks and failed electronic fund transfers due to insufficient funds.

27.  What law governs the Plan?

   The terms and conditions of the Plan and its operation are governed by the internal laws of the State of New York.

28.  May the Plan be changed or discontinued?

   Yes. We reserve the right to suspend or terminate the Plan in whole or part at any time. Notice will be sent to participants of any suspension or termination as soon as practicable after suspension or termination.

   The Plan may also be amended or supplemented by us at any time or times, including the period between the dividend record date and the related dividend reinvestment date. Any amendment may include an appointment of a successor administrator. Any amendment or supplement shall conclusively be deemed to be accepted by the participant unless, prior to the effective date thereof, the Administrator receives written notice of termination of the participant's account.

29.  Who interprets and regulates the Plan?

   We reserve the right, without notice to participants, to interpret and regulate the Plan as we deem necessary or desirable. Any such interpretation and regulation shall be conclusive. Neither we nor the Administrator, in administering, interpreting or performing their duties under the Plan, will be liable for any act committed or omitted in good faith, including, without limitation, any act giving rise to a claim of liability arising from: (1) failure to terminate any participant's account upon a participant's death prior to receipt of notice in writing of a participant's death, (2) the times and prices at which shares of our common stock are purchased or sold for a participant's account, or (3) fluctuations in the market price of the common stock.

30.  How do I get more information?

   Questions regarding the Plan should be directed to the Administrator at
(800) 468-9716 or at www.wellsfargo.com/shareownerservices. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Administrator directly for instructions on how to participate on your behalf.

31.  Who do I contact with further inquiries or to take action under the Plan?

   All terminations, withdrawals, sale of shares and change of addresses should be directed to:

   Wells Fargo Bank Minnesota, N.A.
   Dividend Reinvestment Department
   P.O. Box 64856
   St. Paul, MN 55164-0856

                      FEDERAL INCOME TAX CONSEQUENCES OF
                           PARTICIPATION IN THE PLAN

   The following is a summary of certain Federal income tax considerations regarding the Plan. This summary is based on current law, is for your general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) who is subject to special treatment under the federal income tax laws. If you wish to participate in the plan, you are strongly urged to consult with your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the plan, and of potential changes in applicable tax laws.

  Dividend Reinvestment

   The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common stock on the dividend payment date, multiplied by the number of shares (including any fractional share) purchased, plus any brokerage fees we pay on your behalf. The fair market value will equal the average of the high and low prices of our common shares on the New York Stock Exchange on the dividend payment date.

   So long as we continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the distribution will be taxable under the provisions of the Code applicable to REITs and their stockholders, pursuant to which (i) distributions will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions which are designated as capital gain distributions by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions which are not designated as capital gains distributions and which are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder's shares (but not below zero) and (iv) such distributions in excess of a stockholder's adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.

   You should be aware that, because shares purchased with reinvested dividends may be purchased at up to a 5% discount and because we may pay brokerage commissions on your behalf, the taxable income received by you as a participant may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

   Your tax basis in your common shares acquired with reinvested dividends pursuant to the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period for shares (including fractional shares) acquired under the dividend reinvestment features of the Plan generally will begin on the day after the shares were acquired for your account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.

   The Administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or brokerage costs incurred by us. Such information will also be furnished to the Internal Revenue Service ("IRS") to the extent required by law.

  Optional Cash Investments

   The Federal income tax treatment to participants who acquire shares at a discount through the optional purchase feature of the Plan is unclear. The IRS has ruled privately in a similar situation that a participant who makes an optional cash purchase of common shares under the plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares that are purchased by the participant over the amount of the optional cash payment made by the participant. Fair market value for these purposes will equal the average of the high and low prices of our common shares on the New York Stock Exchange on the applicable investment date. Private letter rulings are not precedent, nevertheless such rulings often reflect the current thinking of the IRS. Any distribution which the participant in the optional cash purchase feature of the Plan is treated as receiving as a result of a discount will generally be subject to Federal income tax under the rules described above under "--Dividend Reinvestment."

   Any brokerage commissions that we pay on your behalf with respect to open market purchases or privately negotiated transactions will generally be treated as constructive distributions to you and will be subject to Federal income tax in the same manner as distributions described above under "--Dividend Reinvestment."

   Your tax basis in your common shares acquired in optional cash investments pursuant to the Plan will generally equal the total amount of distributions you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for shares (including fractional shares) acquired in optional cash investments under the Plan generally will begin on the day after the shares were acquired. Consequently, shares of our common stock purchase in different quarters will have different holding periods.

  Receipt of Share Certificates and Cash

   You will not realize any income when you receive certificates of the shares credited to your account under the Plan. Any cash received for a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

               FEDERAL INCOME TAX CONSIDERATIONS OF THE COMPANY

   The following is a summary of the material Federal income tax consequences relating to the acquisition, holding, and disposition of our common stock. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect. You should note that all of these sources of tax law are subject to change, possibly with retroactive effect. This summary is also based upon the assumption that the operation of the Company and its subsidiaries and affiliated entities will be in accordance with their respective organizational documents or partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

  .   financial institutions;

  .   insurance companies;

  .   broker-dealers;

  .   regulated investment companies;

  . holders who receive Company stock through the exercise of employee stock options or otherwise as compensation;

  . persons holding Company stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

   and, except to the extent discussed below:

  .   tax exempt organizations; and

  .   foreign investors.

   This summary assumes that investors will hold their Company stock as a "capital asset", which generally means as property held for investment. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this registration statement. No assurances can be given that the IRS would not assert or that a court would not sustain a position contrary to any of the tax aspects set forth below.

   THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF COMPANY STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS
OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF COMPANY STOCK, AND OF THE ELECTION OF THE COMPANY TO BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS A REIT.

TAXATION OF THE COMPANY

   The Company elected to be taxed as a REIT commencing with its initial taxable year ended December 31, 1986. The Company believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that the Company was organized and has operated in each year in such a manner as to qualify as a REIT.

  Tax Opinion

   Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification tests imposed upon REITs by the Code. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for Federal income tax purposes of certain affiliated entities, including the qualification of Commercial Assets Inc. as a REIT prior to the merger of Commercial Assets into the Company in 2000. The ability of the Company to qualify as a REIT requires, among other things, that either (a) notes issued by a trust in which the Company, as successor to Commercial Assets, has held an indirect interest are classified for Federal income tax purposes as indebtedness, or (b) notwithstanding any failure of the trust notes to be treated as indebtedness for Federal income tax purposes, the Company, as successor to Commercial Assets, had reasonable cause for any resultant failure to satisfy the income tests applicable to REITs. In addition, the ability of the Company to qualify as a REIT also depends in part upon the operating results, organizational structure and entity classification for Federal income tax purposes of certain affiliated entities. See "--Requirements for Qualification--Income Tests" and "--Tax Aspects of Investments in Affiliated Entities." While the Company intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See "--Failure to Qualify."

   Ernst & Young LLP has issued an opinion substantially to the effect that the trust notes issued by the trust in which Commercial Assets held an indirect interest are more likely than not to be treated as indebtedness for Federal income tax purposes. If the notes issued by the trust are treated as indebtedness for Federal income tax purposes, then Commercial Assets, which established the trust, and the Company as successor to Commercial Assets, would have continued to be treated as the owner of all of the trust's assets, notwithstanding the issuance of the notes. Commercial Assets would also be treated, for Federal income tax purposes, as deriving all of the items of gross income earned by the trust, consisting of mortgage interest that qualifies for purposes of the REIT gross income tests described below, and as having made the largely offsetting interest payments with respect to the notes. Some uncertainty exists as to the proper tax classification of the notes because of the substantial leverage maintained by the trust, and because principal payments are generally made pro rata on the different classes of notes and the residual interest in the trust, rather than by making principal payments with respect to only the senior-most outstanding class until that class is repaid in full. Even if the notes are not classified as indebtedness for Federal income tax purposes, and, as a result, Commercial Assets (and the Company, as successor to the trust interests) fails to satisfy the gross income requirements that apply to REITs, it may nonetheless maintain its qualification as a REIT by showing that it had reasonable cause for the failure and by satisfying other requirements.

   Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion substantially to the effect that the Company has been organized in conformity with the requirements for qualification as a REIT, and its actual and proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code, commencing with its 1998 taxable year through the date of the opinion. The opinion of Skadden, Arps is based upon, among other things, the conclusion that either the notes described above are, in reliance on the opinion issued by Ernst & Young, treated as indebtedness for Federal income tax purposes, or, alternatively, that Commercial Assets (or the Company, as a successor to the trust interests) had reasonable cause for any resultant failure to satisfy the gross income requirements applicable to REITs. Skadden, Arps has not rendered an opinion as to whether the trust notes constitute indebtedness for Federal income tax purposes, or, other than as stated above, any legal opinion regarding the tax consequences of an investment in the Company in connection with the Plan.

   It must be emphasized that the opinions of Skadden, Arps and of Ernst & Young, as described above, are based on various assumptions relating to the organization and operation of the Company and Commercial Assets, and are conditioned upon representations made by the management of the Company and Commercial Assets as to relevant factual matters, and covenants as to future operations. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given by Skadden, Arps, Ernst & Young or the Company that the Company will so qualify for any particular year. The opinions are expressed as of their respective dates, and Skadden, Arps and Ernst & Young have no obligation to advise holders of Company stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Opinions of Skadden, Arps and Ernst & Young are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. In addition, Skadden, Arps has not historically represented the Company, and its opinion does not cover taxable years ended prior to 1998, or periods subsequent to its issuance.

  Taxation of REITs in General

   As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below. While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualifications, or that we will be able to operate in accordance with the REIT requirements in the future. See "--Failure to Qualify."

   Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to Federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules relating to capital gains recognized by a REIT, as described in "--Taxation of Stockholders--Taxation of Taxable Domestic Stockholders--Distributions."

   If we qualify as a REIT, we may nonetheless be subject to Federal tax in the following circumstances:

    -- We will generally be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains, except to the extent that income may be offset by net operating losses.

    -- We may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses.

    -- If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% excise tax.

    -- If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as a "foreclosure property," we may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

    -- If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which we fail the 75% or the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

    -- If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year (other than long-term capital gains that we elect to retain and pay the tax thereon), and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed plus (ii) retained amounts on which income tax is paid at the corporate level.

    -- We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "--Requirements for Qualification."

    -- A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

    -- If we acquire assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, under Temporary Treasury regulations, the subchapter C corporation may be required to recognize any net built-in gain that would have been realized if it had liquidated on the day before the date of the transfer (i.e., as if it had sold its assets in a taxable transaction). The regulations provide, however, that in lieu of taxation of the transferor subchapter C corporation as described immediately above, a REIT that acquires the assets may elect to be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

    -- Certain of our subsidiaries are subchapter C corporations, the earnings of which are subject to federal income tax.

  Requirements for Qualification

   The Code defines a REIT as a corporation, trust or association:

   (1) that is managed by one or more trustees or directors;

   (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

   (3) which would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

   (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

   (5) the beneficial ownership of which is held by 100 or more persons;

   (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities); and

   (7) which meets other tests described below, including with respect to the nature of its income and assets.

   The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The Company's Amended and Restated Certificate of Incorporation provides restrictions regarding transfers of its shares, which are intended to assist the Company in satisfying the share ownership requirements described in conditions (5) and (6) above.

   To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by the Company. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Our failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

   In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

  Effect of Subsidiary Entities

   Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its allocable share of the partnership's assets, and to earn it's allocable share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our allocable share of the assets and items of income of its subsidiary partnerships, which includes the partnerships and limited liability companies in which it has a direct or indirect ownership interest, including Asset Investors Operating Partnership, will be treated as assets and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of rules governing the Federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of Investments in Affiliated Entities--Partnerships."

   Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for Federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as described below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. We have several qualified REIT subsidiaries. Similarly, a single member limited liability company owned by the Company would also generally be disregarded as a separate entity for Federal income tax purposes including for purposes of the REIT income and asset tests. Disregarded subsidiaries along with subsidiary partnerships of the Company, are sometimes referred to in this registration statement as a "pass through subsidiaries."

   In the event that a disregarded subsidiary of the Company ceases to be wholly-owned--for example, if any equity interest in the subsidiary is acquired by a person other than the Company or another disregarded subsidiary of the Company --the subsidiary's separate existence would no longer be disregarded for Federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that a REIT generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "--Asset Tests" and "--Income Tests."

   Taxable REIT Subsidiaries. Effective in 2001, a REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for Federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which would reduce the cash flow generated by the Company and its subsidiaries in the aggregate, and the company's ability to make distributions to its stockholders.

   A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

   Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income, from some kinds of temporary investments. Second, at least 95% of the Company's gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property, (i.e., income that qualifies under the 75% income test described above) as well as other dividends, interest and gain from the sale or disposition of stock or securities which need not have any relation to real property.

   Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of rent attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. The Company and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, the Company and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, the Company is permitted to provide services to tenants or others through a taxable REIT subsidiary corporation without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that the Company does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

   To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned by a REIT. The Company has made mortgage loans and entered into ground leases, as lessor, in reliance upon the exception described in the preceding sentence. Accordingly, the ability of the Company to treat the income derived from these arrangements as income that qualifies for purposes of the REIT gross income tests will depend, in part, upon the character of the income generated by a particular borrower or lessee, which may not be within the control of the Company.

   To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

   Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If the Company receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Company acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and the Company's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

   The Company may indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by the Company from a REIT will be qualifying income in the Company's hands for purposes both the 95% and 75% income tests.

   If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under provisions of the Code. These relief provisions will be generally available if the failure of the Company to meet these tests was due to reasonable cause and not due to willful neglect, the Company attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The tax opinion of Skadden, Arps, relating to the qualification of the Company as a REIT, is based upon the application of these relief provisions in the event that notes issued by a trust in which the Company (as successor to Commercial Assets) holds a residual interest are not treated as indebtedness for Federal income tax purposes. See "--Taxation of the Company--Tax Opinion." It is not possible to state whether the Company would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above under "--Taxation of the Company--Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which the Company fails to satisfy the particular gross income test.

   Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

    -- First, at least 75% of the value of the total assets of the Company must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, and some kinds of mortgage backed securities and mortgage loans.

    -- Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

    -- Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. The Company may not own more than 10% of any one issuer's outstanding voting securities, and the Company may not own more than 10% of the total value of the outstanding securities of any one issuer, including an individual or a partnership. The 5% and 10% asset limitations do not apply to "straight debt" of certain issuers having specified characteristics, or securities of "taxable REIT subsidiaries."

    -- Fourth, the aggregate value of all securities of taxable REIT subsidiary corporations held by a REIT may not exceed 20% of the value of a REIT's total assets.

   Notwithstanding the general rule, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset, or the REIT owns a 20% or greater interest in the partnership and the indebtedness otherwise satisfies the rules for "straight debt." Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by the Company that is issued by another REIT may not so qualify.

   No independent appraisals have been obtained to support the Company's conclusions as to the value of the Asset Investors Operating Partnership's total assets, the value of the taxable REIT subsidiaries, or the value of the Company's interest in securities, and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Company's interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.

   The Company believes that its holdings of securities and other assets have complied and will continue to comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support the Company conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Company's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

   Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

   (a) the sum of

      (1) 90% of the "REIT taxable income" of the Company (computed without regard to the deduction for dividends paid and net capital gain of the Company) and

      (2) 90% of the net income (after tax), if any, from foreclosure property, minus

   (b) the sum of specified items of noncash income.

   These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by the Company, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the Company's organizational documents To the extent that the Company distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. The Company may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the Company could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by the Company. Stockholders of the Company would then increase the adjusted basis of their Company shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may, in part, reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. However, such losses will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "--Taxation of Stockholders--Taxation of Taxable Domestic Stockholders--Distributions." As described below in "--Loss Carryovers," the Company has net operating losses carried forward from previous taxable years.

   If the Company should fail to distribute during each calendar year, at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, excluding retained long-term capital gains, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. The Company believes that it has made, and intends to make, timely distributions so that it is not subject to the 4% excise tax.

   It is possible that the Company, from time to time, may not have sufficient cash to meet the distribution requirement due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by the Company for Federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirement, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

   The Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the deduction for dividends paid by the Company for the earlier year. In this case, the Company may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

   If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In this case, however, taxable income may be reduced by available net operating losses. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to this statutory relief.

  Loss Carryovers

   The Company has net operating loss carryovers from previous tax years in the amount of approximately $65 million. In general, a REIT may carry its net operating losses forward for up to 20 years--15 years for losses incurred in taxable years beginning on or before August 5, 1997--to offset income that would otherwise be taxable in those years, or to reduce the amount of distributions that are otherwise required in order to qualify as a REIT. The Company's net operating losses will expire during the period from 2007 to 2009 if they are not used in the intervening years.

   REITs generally pay little Federal income tax because of the distribution requirements and the deduction for dividends paid to which REITs are generally entitled. A REIT's net operating losses are not deductible by its stockholders, and, in general, do not affect the tax treatment to stockholders of distributions received from the REIT. If a REIT uses its net operating losses to offset its taxable income and thus reduce its distribution requirements, it may nonetheless be subject to alternative minimum tax because a portion of the deduction for net operating losses is denied for that purpose.

   If the Company undergoes an "ownership change" within the meaning of the Code and the Treasury regulations, its ability to subsequently use its pre-existing net operating losses in any year is limited. In that case, the amount of the net operating losses that may be used by the Company in any year would generally be limited to the product of the value of the Company's stock at the time of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.

   In general, an ownership change occurs if one or more large stockholders, known as "5% stockholders," including groups of stockholders that may be aggregated and treated as a single 5% stockholder, increase their aggregate percentage interest in the Company by more than 50 percentage points over their lowest ownership percentage during the preceding three-year period. Based upon available records of stock ownership, the Company believes that an ownership change has not occurred. However, since the determination of whether there has been an ownership change is based on highly complex calculations and some uncertainties in the law, it is possible that the merger of Commercial Assets into the Company, or other transactions, caused or could cause an ownership change. The Company's certificate of incorporation includes stockholder restrictions that are designed to prevent the unintended occurrence of an ownership change. Nevertheless, no assurance can be given that an ownership change has not occurred or will not occur. Investors are therefore cautioned that the Company's net operating losses may not be available in their entirety and without limitation.

  Prohibited Transactions

   Net income derived from a prohibited transaction is subject to a 100% excise tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company intends to conduct its operations so that no asset owned by the Company or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of the Company's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by the Company will not be treated as property held for sale to customers, or that the Company can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax.

  Foreclosure Property

   Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Company does receive any such income, it intends to make an election to treat the related property as foreclosure property.

  Tax Aspects of Investments in Affiliated Entities

  Partnerships

   Background. Substantially all of the Company's investments are held indirectly through Asset Investors Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by Asset Investors Operating Partnership and the other subsidiary partnerships. See "--Taxation of the Company--Requirements for Qualification--Ownership of Partnership Interests."
   Entity Classification. The investment of the Company in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Company's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the assets of the Company and items of gross income of the Company would change and could preclude the Company from satisfying the REIT asset tests and/or the gross income tests discussed in "--Taxation of the Company--Requirements for Qualification--Asset Tests" and "--Income Tests," and in turn could prevent the Company from qualifying as a REIT. See "Taxation of the Company--Failure to Qualify," above, for a discussion of the effect of the failure of the Company to meet these tests for a taxable year. In addition, any change in the status of any of the Company's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case the Company could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

   Tax Allocations with Respect to Properties. Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a "book-tax difference." Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Asset Investors Operating Partnership has acquired its interest in some properties by way of contributions of appreciated property and may acquire additional properties in that manner in the future. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of these items to the other, i.e., non-contributing, partners. These rules apply to the contribution by the Company to Asset Investors Operating Partnership of the cash proceeds received in any offerings of its stock.

   In general, holders of interests in Asset Investors Operating Partnership may be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by Asset Investors Operating Partnership or other Company subsidiary partnerships of contributed properties. This will tend to eliminate the book-tax difference over the life of these partnerships. However, the special allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Asset Investors Operating Partnership or other Company subsidiary partnerships may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Requirements for Qualification--Annual Distribution Requirements."

   Sale of Properties. The Company's share of any gain realized by Asset Investors Operating Partnership or any other Company's subsidiary partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See "--Taxation of the Company--Taxation of REITs in General." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all of the facts and circumstances of the particular transaction. Asset Investors Operating Partnership and the other Company's subsidiary partnerships generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with the investment objectives of the Company.

TAXATION OF STOCKHOLDERS

  Taxation of Taxable Domestic Stockholders

   Distributions. Provided that the Company qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of the Company for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by the Company, to the extent that the Company elects the application of provisions of the Code that treat stockholders of a REIT as having received, for Federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum Federal tax rates of 20% in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

   Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company before the end of January of the following calendar year.

   To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "--Taxation of the Company--Requirements for Qualification--Annual Distribution Requirements." The Company has losses carried forward from prior tax years. See "--Taxation of the Company--Loss Carryovers." These losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

   Dispositions of Company Stock. In general, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of Company stock will be subject to a maximum Federal income tax rate of 20% if Company stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 38.6% if Company stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to Federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Company stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Company stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from the Company that are required to be treated by the stockholder as long-term capital gain.

  Taxation of Foreign Stockholders

   The following is a discussion of selected United States Federal income and estate tax consequences of the ownership and disposition of Company stock applicable to non-U.S. holders of Company stock. A "non-U.S. holder" is any person other than

   (a) a citizen or resident of the United States,

   (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia,

   (c) an estate whose income is includable in gross income for Federal income tax purposes regardless of its source, or

   (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

   The discussion is based on current law and is for general information only. The discussion addresses only selective and not all aspects of Federal income and estate taxation.

   Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of the Company which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. In general, non-U.S. holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Company stock. In cases where the dividend income from a non-U.S. holder's investment in Company stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

   Non-Dividend Distributions. Unless Company stock constitutes a Federal real property interest, distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income tax. In general, except as described below in "Taxation of Stockholders--Taxation of Foreign Stockholders--Dispositions of Company Stock," a U.S. real property interest includes the stock of a corporation if 50% or more of the corporation's assets, by value, at any time within a prescribed testing period, consist of certain direct or indirect interests in real property located within the United States. If it cannot be determined at the time at which a distribution is made whether or not such distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If Company stock constitutes a U.S. real property interest, as described below, distributions by the Company in excess of the sum of its earnings and profits plus and the stockholder's basis in its Company stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type, e.g., an individual or a corporation, as the case may be, and the collection of such tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of the Company's earnings and profits.

   Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act, a distribution made by the Company to a non-U.S. holder, to the extent attributable to gains from dispositions of U.S. real property interests such as the properties beneficially owned by the Company directly or through pass-through subsidiaries, or "U.S. real property interest capital gains," will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and subject to Federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute U.S. real property interest capital gains. Distributions subject to the Foreign Investment in Real Property Tax Act may also be subject to a 30% branch profits tax in the hands of non-U.S. holder that is a corporation.

   Dispositions of Company Stock. Unless the Company's stock constitutes a U.S. real property interest, a sale of such stock by a non-U.S. holder generally will not be subject to U.S. taxation under the Foreign Investment in Real Property Tax Act. The stock will not constitute a U.S. real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. The Company believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of Company stock should not be subject to taxation under the Foreign Investment in Real Property Tax Act. Because Company stock is publicly traded, however, no assurance can be given that the Company is or will continue to be a domestically controlled REIT.

   Even if the Company does not constitute a domestically controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under the Foreign Investment in Real Property Tax Act as a sale of a U.S. real property interest, provided that (a) the stock is "regularly traded," as defined by applicable Treasury regulations on an established securities market, and (b) the selling non-U.S. holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

   If gain on the sale of stock of the Company were subject to taxation under the Foreign Investment in Real Property Tax Act, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

   Gain from the sale of Company stock that would not otherwise be subject to the Foreign Investment in Real Property Tax Act will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in Company stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

   Estate Tax. Company stock owned or treated as owned by an individual who is not a citizen or resident, as specially defined for Federal estate tax purposes, of the United States at the time of death will be includable in the individual's gross estate for Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to Federal estate tax on the property includable in the estate for Federal estate tax purposes.

  Information Reporting Requirements and Backup Withholding

   The Company will report to its stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless such holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact, or (b)provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

   In addition, the Company will be required to withhold a portion of any distributions to any non-U.S. holders who fail to certify their foreign status to the Company. Prospective investors in securities should consult their tax advisors regarding the application of the Treasury regulations.

  Taxation of Tax-Exempt Stockholders

   Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Company stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) Company stock is not otherwise used in an unrelated trade or business, distributions from the Company and income from the sale of Company stock should not give rise to UBTI to a tax-exempt stockholder.

   Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

   In certain circumstances, a pension trust that owns more than 10% of the Company's stock could be required to treat a percentage of the dividends from the Company as UBTI, if the Company is a "pension-held REIT." The Company will not be a pension-held REIT unless either (A) one pension trust owns more than 25%
of the value of the Company's stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of the Company's stock, collectively owns more than 50% of the such stock. The restrictions on ownership and transfer of the Company's stock as discussed above should prevent a tax-exempt entity from owning more than 10% of the value of the Company's stock, or the Company from becoming a pension-held REIT.

   Tax-exempt stockholders are urged to consult their tax advisor regarding the federal, state, local and foreign tax consequences of an investment in the Company.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

   The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. Changes to the Federal tax laws and interpretations of Federal tax laws could adversely affect an investment in the Company.

STATE, LOCAL AND FOREIGN TAXES

   The Company and its subsidiaries may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The Company owns properties located in a number of states and local jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the Company and its stockholders may not conform to the Federal income tax treatment discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in the Company's stock.

                         DESCRIPTION OF CAPITAL STOCK

  Authorized Capital Stock

   Our authorized capital stock consists of 12,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2002, 6,793,765 shares of our common stock and no shares of our preferred stock were issued and outstanding.

  Common Stock

   Holders of our common stock are entitled to one vote per share for the election of directors and for all other matters to be voted on by our stockholders. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to the prior rights of the holders of any series of our preferred stock, whether currently outstanding or designated and issued in the future. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

   Our common stock is currently listed on the New York Stock Exchange. Wells Fargo Bank Minnesota, N.A. is the stock transfer agent and registrar for our common stock.

  Preferred Stock

   Our board of directors has the authority to issue shares of preferred stock in one or more classes or series. Our board of directors also has the authority to set the designations, powers, preferences and rights of the shares of each class or series of preferred stock.

  Restrictions on Transfer and Ownership of Shares

   The ownership and transfer of shares of our common stock and preferred stock, if issued and outstanding, is restricted. No person may own an aggregate of more than 5% of the outstanding shares of our stock unless waived by our board of directors. Additionally, our board of directors is authorized to require that any person who intends to receive shares of our stock from a stockholder in a transaction which will or may violate our ownership limit, give us prior written notice of the proposed transaction. Our board of directors is authorized to refuse to transfer any shares of our stock that would result in the ownership by any stockholder of greater than 5% of the outstanding shares of our stock.

   Effective August 11, 2000, our board of directors authorized waivers for several stockholders, including the Operating Partnership and Terry Considine, from the 5% ownership limitations that generally apply. In the case of Mr. Considine, a special limitation restricts his maximum ownership to the lesser of (1) 29% or (2) 34% minus the sum of waivers given to other holders of the our outstanding common stock, reduced, as necessary, to the extent that limited waivers are granted to other stockholders, except for the Operating Partnership.

   Any acquisition of shares of our stock that would cause us to be disqualified as a REIT for Federal income tax purposes shall be void. Furthermore, any person who attempts to acquire shares of our stock in a transaction that would cause us to be disqualified as a REIT is deemed never to have had an interest in the shares. Our board of directors is authorized to take any other action it deems necessary or advisable to protect our status as a REIT for Federal income tax purposes.

                             PLAN OF DISTRIBUTION

   Except to the extent the Administrator purchases our common stock in the open market or in negotiated transactions with third parties, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell common stock to stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. The difference between the price such owners pay to us for common stock acquired under the Plan, after deduction of the applicable discount from the prevailing market price and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

   Subject to the availability of shares of our common stock registered for issuance under the Plan and the ownership restrictions and available authorized shares of common stock under our certificate of incorporation, there is no total maximum number of shares of our common stock that can be issued pursuant to the Plan.

   Subject to the discussion above, newly issued shares of our common stock sold under the Plan are distributed directly by us rather than through an underwriter, broker or dealer. For registered stockholders participating in the Plan, there are no brokerage commissions or other fees charged to participants in the Plan in connection with their purchases of newly issued shares under the Plan. To the extent shares of our common stock are purchased in the open market by the Administrator, we will pay any brokerage fees or commissions on such purchases up to 5% of the purchase price. Any fees or commissions in excess of 5% will be paid by the participants on a pro rata basis. Upon the sale of our common stock held under the Plan, the participant will receive the proceeds of such sale less any related brokerage commissions, fees, expenses, service charges and any applicable withholding taxes or transfer taxes.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

   We are empowered by Section 145 of the Delaware General Corporation Law, or DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which a person is made a party by reason of his or her being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

   We are also empowered by Section 102(b) of the DGCL to include a provision in our certificate of incorporation to limit a director's liability to us or our stockholders for monetary damages for breaches of fiduciary duty as a director. Article Sixth of our certificate of incorporation states that our directors shall not be liable for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

   We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings, and specified liabilities which might be imposed as a result of actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                 LEGAL MATTERS

   The validity of the shares of our common stock offered hereby and material tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001 and any future filings we will make with the SEC under sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of this offering.

   You may request a copy of this filing, at no cost, by writing or telephoning us at the following address:

          American Land Lease, Inc.
          Investor Relations
          29399 U.S. Hwy 19, North Suite 320
          Clearwater, Florida 33761
          (727) 726-8868

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:


SEC registration fee                                 $  1,291
Printing and engraving expenses                         7,500
Legal fees and disbursements                          150,000
Accounting fees and disbursements                      25,000
Administrator's fees and disbursements                  1,000


                                            Total   $ 184,791

Item 15.  Indemnification of Officers and Directors.

         We are empowered by Section 145 of the Delaware General Corporation Law, or DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our Second Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

         We are also empowered by Section 102(b) of the DGCL to include a provision in our certificate of incorporation to limit a director's liability to us or our stockholders for monetary damages for breaches of fiduciary duty as a director. Article Sixth of our certificate of incorporation states that our directors shall not be liable for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

         We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

         It is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act of 1933.

Item 16.  List of Exhibits.

Exhibit
Number                   Description
3.1 Second Amended and Restated Certificate of Incorporation of American Land Lease, Inc. (incorporated herein by reference to Form 10-K, File No. 1-9360, for the year ended December 31, 2000).
3.2   Third Amended and Restated By-Laws of American Land Lease, Inc.
4.1 Form of certificate representing Common Stock of the Registrant (incorporated herein by reference to Form 10-K, File No. 19360, for the year ended December 31, 1998).
4.2   American Land Lease, Inc. Dividend Reinvestment and Stock Purchase Plan.

Exhibit
Number                   Description
5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the Common Stock being registered.
8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to material income tax matters.
23.1  Consent of Ernst & Young LLP.
23.2  Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to
      Exhibit 5.1 (included in Exhibit 5.1).
23.3  Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to
      Exhibit 8.1 (included in Exhibit 8.1).
24.1  Power of Attorney (included on signature page).
99.1 American Land Lease, Inc. Dividend Reinvestment and Stock Purchase Plan Authorization Form


Item 17.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it his reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on May 3, 2002.

                                   AMERICAN LAND LEASE, INC.
                                   (Registrant)

                                   By: /s/ Terry Considine
                                       ----------------------------------------
                                       Terry Considine
                                       Chairman of the Board of Directors and
                                       Chief Executive Officer
                                       (Principal Executive Officer)

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Robert Blatz and Shannon E. Smith, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to cause the same to be filed, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of May, 2002.

/s/  Terry Considine          Chairman of the Board of Directors
--------------------------    and Chief Executive Officer
Terry Considine               (Principal Executive Officer)


/s/  Thomas L. Rhodes         Vice Chairman of the Board of Directors
--------------------------
Thomas L. Rhodes

/s/  Bruce E. Moore           Director
--------------------------
Bruce E. Moore

/s/  Bruce D. Benson          Director
--------------------------
Bruce D. Benson

/s/  Todd W. Sheets           Director
--------------------------
Todd W. Sheets

/s/  Shannon E. Smith         Chief Financial Officer and Treasurer
--------------------------    (Principal Financial Officer and Principal
Shannon E. Smith              Accounting Officer)

                                  Exhibit Index

Exhibit
Number                             Description


3.1 Second Amended and Restated Certificate of Incorporation of American Land Lease, Inc. (incorporated herein by reference to Form 10-K, File No. 1-9360, for the year ended December 31, 2000).
3.2   Third Amended and Restated By-Laws of American Land Lease, Inc.
4.1 Form of certificate representing Common Stock of the Registrant (incorporated herein by reference to Form 10-K, File No. 19360, for the year ended December 31, 1998).
4.2   American Land Lease, Inc. Dividend Reinvestment and Stock Purchase Plan.
5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the Common Stock being registered.
8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to material income tax matters.
23.1  Consent of Ernst & Young LLP.
23.2  Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to
      Exhibit 5.1 (included in Exhibit 5.1).
23.3  Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to
      Exhibit 8.1 (included in Exhibit 8.1).
24.1  Power of Attorney (included on signature page).
99.1 American Land Lease, Inc. Dividend Reinvestment and Stock Purchase Plan Authorization Form